EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $.001 per share of Venu Holding Corp. a Colorado corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of August 14, 2026.

ANSON FUNDS MANAGEMENT LP

By: Anson Management GP LLC, its general partner

By: /s/ Tony Moore

Tony Moore

Manager

ANSON MANAGEMENT GP LLC

By: /s/ Tony Moore

Tony Moore

Manager

/s/ Tony Moore

Tony Moore

ANSON ADVISORS INC.

By: /s/ Amin Nathoo

Amin Nathoo

Director

By: /s/ Moez Kassam

Moez Kassam

Director

/s/ Amin Nathoo

Amin Nathoo

/s/ Moez Kassam

Moez Kassam

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